Exhibit 10.12

February 10, 2015

Mr. Sri Kosaraju

Dear Sri:

On behalf of Penumbra, Inc. (“Company”), I am pleased to offer you employment in the position of Chief Financial Officer and Head of Strategy, reporting to Adam Elsesser. This letter sets out the terms of your employment with the Company, which will start on April 28, 2015.

You will be paid a base salary of $19,230.77 every two weeks, which equals $500,000 per year, less applicable taxes and other withholdings. This is an exempt position, which means you are paid for the job and not by the hour. Accordingly, you will not receive overtime pay if you work more than 8 hours in a workday or 40 hours in a work week.

You will also be granted 604,861 shares of Restricted Stock under the Company’s stock option plan. Your stock will vest over a period of four years, and will be subject to the terms and conditions of the Company’s stock option plan and standard form of stock option agreement, which you will be required to sign as a condition of receiving the stock.

Your employment with the Company is “at will.” This means it is for no specified term and may be terminated by you or the Company at any time, with or without cause or advance notice. In addition, the Company reserves the right to modify your compensation, positions, duties or reporting relationship to meet business needs and to decide on appropriate discipline. This “at will” employment relationship may not be modified by any oral or implied agreement.

During and after your employment, you will not use any Company Property for any purpose other than for the benefit of the Company. Except for business uses related to the performance of your job, you will not remove from the Company premises any Company Property without written consent of your supervisor. In the event of your termination of employment, or at any time at the request of the Company, you will return all Company Property. You will also return all copies of Company Property, and any Work Product derived from Company Property.

As a condition of your employment, you will be required to sign the Company’s standard form of employee nondisclosure and assignment agreement (a copy of which is enclosed), and to provide the Company with documents establishing your identity and right to work in the United States. Those documents must be provided to the Company three business days prior to your employment start date.

We also ask that, if you have not already done so, you disclose to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed. It is the Company’s understanding that any such agreements will not prevent you from performing the duties of your position and you represent that such is the case.

Penumbra, Inc.

1351 Harbor Bay Parkway

Alameda, CA 94502

T (510) 748-3200

F (510) 814-8303

www.penumbrainc.com

In the event of any dispute or claim relating to or arising out of your employment relationship with the Company, this agreement, or the termination of your employment with the Company for any reason (including, but not limited to, any claims of breach of contract, wrongful termination or age, sex, race, national origin, disability or other discrimination or harassment), all such disputes shall be fully, finally and exclusively resolved by binding arbitration conducted by the American Arbitration Association (“AAA”) under AAA’s National Rules for the Resolution of Employment Disputes then in effect, which are available online at the AAA’s website at www.adr.org or by requesting a copy from the Company. You and the Company hereby waive your respective rights to have any such disputes or claims tried before a judge or jury.

This agreement and the non-disclosure and stock option agreements referred to above constitute the entire agreement between you and the Company regarding the terms and conditions of your employment, and they supersede all prior or contemporaneous negotiations, representations or agreements between you and the Company. The provisions of this agreement regarding “at will” employment and arbitration may only be modified by a document signed by you and an authorized representative of the Company.

We look forward to working with you at Penumbra. Please sign and date this letter on the spaces provided below to acknowledge your acceptance of the terms of this agreement.

Sincerely,

PENUMBRA, INC.

By:	/s/ Lynn Rothman

Lynn Rothman
Executive Vice President
Chief Business Officer

I agree to and accept employment with Penumbra on the terms and conditions set forth in this agreement. I understand and agree that my employment with the Company is at-will.

/s/ Sri Kosaraju	Date:	2/10/15
Sri Kosaraju

Penumbra, Inc.

1351 Harbor Bay Parkway

Alameda, CA 94502

T (510) 748-3200

F (510) 814-8303

www.penumbrainc.com